Exhibit 99.1


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         MERCER INTERNATIONAL INC. ANNOUNCES COMPLETION OF BILLION EURO
              FINANCING ARRANGEMENT FOR STENDAL PULP MILL PROJECT



     NEW  YORK,  New  York,  August  27,  2002

Mercer International Inc.(Nasdaq:MERCS, Easdaq: MERC GR) today announced that it has completed financing arrangements for its greenfield project (the "Stendal Pulp Mill Project") to construct and operate a 552,000 tonne-per-year kraft pulp mill to be located in Arneburg, Saxony-Anhalt, Germany (the "Stendal mill").

Following the recent approval by the European Union for approximately E 250 million in support and subsidies for the Stendal Pulp Mill Project from the German government, which is an approximately 64% owned subsidiary (the "Project Company") of Mercer recently entered into an approximately E 828 million senior secured credit facility (the "Senior Facility") arranged by HypoVereinskbank of Munich, Germany. In addition, Mercer effected its required shareholder contribution to facilitate this project and the Senior Facility. Construction of the Stendal mill has begun, and German chancellor Gerhard Schroder will host the official groundbreaking ceremony on August 30th, 2002. The Stendal Pulp Mill Project is expected to be completed in 2004.

The Stendal mill is one of the most prominent industrial projects in Eastern Germany. It will be located in one of the European continent's most important pulp markets, and will produce a highly marketable pulp end product. In terms of manufacturing costs, the Stendal mill is projected to be one of the most cost competitive market NBSK producers in the world. This is especially true in Europe, where it will enjoy a very competitive position in regards to its wood and distribution costs.

Summary:  Financing  the  Stendal  Mill  Project

The  total  funding  requirements  for  the  Stendal  mill is approximately
E 1,037 million. Due to the project location in the new German states, it qualifies for government support in form of German federal and state loan guarantees, tax grants and investment incentives. The structure of the financing arrangement for the project reflects the different type of governmental support and various regulatory and European Union rules.

The principal funding requirements for the Stendal Pulp Mill Project are engineering, procurement and construction ("EPC") costs, as well as related project non-EPC construction and financing costs, including a E 60 million initial working capital funding, amounting to approximately E 900 million, and a debt service resource account ("DSRA") for the Senior Facility of approximately E 57 million. The principal sources of funding for the project are comprised of the E 828 million Senior Facility, the previously mentioned E 250 million in governmental support, and shareholder contributions (the "shareholder contributions") to the project company in excess of E 100 million.

     The  Senior  Facility  is  comprised  of  the following tranches:


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  (1)   Tranche  A  in  the  amount E 465 million to finance construction costs, which  has  a  15  year  maturity;
  (2) Tranche B in the amount of E 122 million primarily for financing and working capital costs, approximately half of which matures in 15 years and half in 8 years;
  (3) Tranche C in the amount of E 42 million to partially finance the DSRA, which matures in about 5.5 years; and
  (4) Tranche D in the amount of E 39 million to partially finance project costs as well as approved costs overruns, which matures in about
5.5  years.

The Senior Facility also includes a revolving Tranche E in the amount of E 160 million, which will bridge the time for receipt of a portion of the aforementioned governmental support and VAT reimbursable to the project company.

In general, the Senior Facility has been structured to accommodate the cyclical nature of the pulp industry through a 12-month DSRA. Of the overall Senior Facility, approximately 70% will benefit from an 80% government and state loan guarantee. The weighted average life of the overall Senior Facility tranches will be approximately 8 years.

The shareholder contributions were comprised of approximately E 63 million provided by Mercer and the balance by Mercer's two co-investors in the project company. Approximately E 45 million of Mercer's shareholder contribution was financed by two bridge loans maturing in 14 months. The remaining E 18 million of Mercer's shareholder contribution was financed through cash flow from the Company's operations.

Mr. Jimmy S.H. Lee, Chairman and President, commented, "We are very pleased to have completed the financing arrangement for the Stendal Pulp Mill Project, and look forward to moving to the next phase in the construction of this unique facility. The Senior Facility has been designed to reflect both the governmental support and cyclical nature of the project's industry and provides the company with favorable financing terms. Over their term, the Company will be seeking to replace the bridge facilities with a more permanent source of capital."

Mr. Lee continued, "Our extensive experience and success with the conversion of our Rosenthal pulp mill from sulphite to kraft pulp production has placed us in an excellent position to arrange a similar financing structure for Stendal that allows us to leverage our position as a leading pulp and paper producer in the region. Once complete, the combination of Stendal and Rosenthal will provide Mercer with over 850,000 tonnes per year of low-cost market pulp production capacity, making Mercer International a leading player not only in the German and European market, but in the global markets as well."

Mercer International Inc. is a European pulp and paper manufacturing company. To obtain further information on the Company, please visit its web site at http://www.mercerinternational.com.
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The  preceding  includes  forward  looking  statements  which  involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the Company's SEC reports.